QKL Stores Inc. Announces First Quarter 2013 Financial Results

-- 1Q13 Revenue Decreased 13.4% to $97.1 million from $112.0 million in 1Q12--

-- 1Q13 Gross Profit Decreased 12.7% to $16.6 million from $19.1 million in 1Q12 –

Daqing, China, May 14, 2013 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the first quarter ended March 31, 2013.

Mr. Zhuangyi Wang, Chairman and CEO, said, “We finished the first quarter operating a total of 46 stores, comprised of 28 supermarkets, 14 hypermarkets and 4 department stores. As our new store opening plan slows for 2013, the new stores are going to open particularly in the second half of the year, we expect our profitability to improve as we benefit from our improving new store sales, increased same store sales at existing stores and reduced store opening and promotional expenses.”

“We were also pleased with the improvement of our operating cash flows in the first quarter due to a reduction in inventory after the peak Chinese New Year season and a decrease in other receivables attributable to cash recovery from our vendors after the busy holiday season. We are pleased with our execution in the first quarter and are setting the stage for increased top and bottom line growth in the coming quarters.”

First Quarter 2013 Financial Results

Revenue in the first quarter of 2013 decreased by 13.4% to $97.1 million from $112.0 million in the first quarter of 2012. Revenue performance reflected the 45 comparable stores, which are stores that have been open for at least one year before the beginning of the comparison period, or by January 1, 2012, as well as sales from the net opening of one new store since January 1, 2012. Same-store sales were approximately $93.6 million in the first quarter of 2013, representing a decrease of 5.6% from $99.1 million in the first quarter of 2012. One new store opened since January 1, 2012 generated approximately $1.1 million in sales in the first quarter of 2013.

Gross profit decreased by 12.7% year over year to $16.6 million, compared to $19.1 million in the prior year period. Gross margin for the first quarter of 2013 was 17.1%, compared to 17.0% for the first quarter of 2012. The decrease in gross profit was primarily attributable to a decrease in net sales of $14.9 million in the first quarter of 2013 compared to the first quarter of 2012.

Operating expenses decreased by 9.5% to $15.8 million compared to $17.5 million in the prior year period. This was primarily a result of lower salary, and reduced other operating costs related to the Company’s decreased store count over the past year. Operating income for the first quarter of 2013 decreased to $0.80 million, or 0.8% of sales, from $1.5 million, or 1.4% of sales, in the first quarter of 2012.

First quarter 2013 net income was approximately $0.4 million, or $0.27 per diluted share, compared with $0.8 million, or $0.54 per diluted share, for the same period in 2012.

As of March 31, 2013, the Company had $32.5 million in unrestricted cash with bank loans of $15.9 million, compared to $36.1 million as of March 31, 2012 with bank loans of $9.5 million.

As of March 31, 2013, the Company operated 46 stores. The Company closed 2 stores in the first quarter of 2013 due to the expiration of the lease contracts.

The number of weighted average shares outstanding used in the computation of diluted EPS was approximately 1,510,828 in the first quarter 2013.

Net cash provided by operating activities for the 2013 first quarter was $24.3 million compared to $29.4 million in the prior year period. The decrease in cash provided by operating activities for the three months ended March 31, 2013 compared to the same period in 2012 primarily reflects the decrease in net sales for the three months ended March 31, 2013.

Conference Call

The Company will conduct a conference call to discuss its first quarter 2013 results on Tuesday, May 14, 2013 at 8:30 am ET. Listeners may access the call by dialing #1-719-325-2455. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10014237.

Participant Dial In (Toll Free):	1-800-860-2442
Participant International:	1-412-858-4600
Canadian Dial In (Toll Free):	1-866-605-3852
China (N) Toll Free:	10-800-712-2304
China (S) Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:

Mike Li, Investor Relations

+86-459-460-7987

(Financial Tables on Following Pages)

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash	$32,459,219	$8,479,413
Restricted cash	253	253
Accounts receivable	371,160	796,897
Inventories	43,528,151	59,812,645
Other receivables	17,706,392	18,042,360
Prepaid expenses	9,366,871	11,083,708
Advances to suppliers	3,510,707	9,525,250
Deferred income tax assets	6,827,412	6,327,932
Total current assets	113,770,165	114,068,458
Property, plant and equipment, net	44,336,463	45,439,360
Land use rights, net	719,526	724,760
Goodwill	-	-
Other assets	12,751	12,976
Total assets	$158,838,905	$160,245,554
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$15,919,511	$15,832,555
Accounts payable	25,779,751	30,900,586
Cash card and coupon liabilities	21,391,561	18,604,188
Customer deposits received	3,233,295	1,248,278
Accrued expenses and other payables	25,277,134	28,097,212
Income taxes payable	88,594	2,726
Total current liabilities	91,689,846	94,685,545

Total liabilities	91,689,846	94,685,545
Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 and 1,443,948 shares at March 31, 2013 and December 31, 2012* respectively	1,522	1,444
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 and 2,386,110 shares at March 31, 2013 and December 31, 2012 respectively	5,294	23,861
Additional paid-in capital	92,521,489	92,503,000
Retained earnings – appropriated	8,323,312	8,323,312
Retained earnings	(47,438,438)	(47,841,708)
Accumulated other comprehensive income	13,735,880	12,550,100
Total shareholders’ equity	67,149,059	65,560,009
Total liabilities and shareholders’ equity	$158,838,905	$160,245,554

*The number of shares of common stock has been retroactively restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013.

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)
	Three Months Ended March 31,
	2013	2012

Net sales	$97,057,191	$112,038,616
Cost of sales	80,417,743	92,983,490
Gross profit	16,639,448	19,055,126

Operating expenses:
Selling expenses	13,324,213	15,130,888
General and administrative expenses	2,518,336	2,375,774
Total operating expenses	15,842,549	17,506,662

Income from operations	796,899	1,548,464

Non-operating expense:
Interest income	193,573	26,528
Interest expense	(297,608)	(293,909)
Total non-operating loss	(104,035)	(267,381)

Income before income taxes	692,864	1,281,083

Income taxes	289,594	450,482

Net income	403,270	830,601

Comprehensive income statement:
Net income	403,270	830,601
Foreign currency translation adjustment	1,185,780	862,477
Comprehensive income	$1,589,050	$1,693,078

Basic earnings per share of common stock	$0.27	$0.54
Diluted earnings per share	$0.27	$0.54

Weighted average shares used in calculating net income per ordinary share – basic	1,476,735	1,306,025
Weighted average shares used in calculating net income per ordinary share – diluted	1,510,828	1,543,297

See notes to unaudited condensed consolidated financial statements.

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$403,270	$830,601
Depreciation	1,678,164	1,641,431
Amortization	8,036	7,224
Share-based compensation	204,117	216,158
Deferred income tax	(464,414)	304,196
Loss on disposal of fixed assets	25,491	6,137
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	429,824	11,978
Inventories	16,601,846	12,704,657
Other receivables	537,181	3,504,787
Prepaid expenses	1,776,872	1,229,951
Advances to suppliers	6,062,785	2,306,768
Accounts payable	(5,286,996)	(696,663)
Cash card and coupon liabilities	2,683,392	1,257,931
Customer deposits received	1,976,833	(415,828)
Accrued expenses and other payables	(2,453,301)	6,507,064
Income taxes payable	85,795	(8,580)
Net cash provided by operating activities	24,268,895	29,407,812

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(350,987)	(827,585)
Decrease of restricted cash	-	-
Net cash used in investing activities	(350,987)	(827,585)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loan repayment	-	(1,581,103)
Net cash used in financing activities	-	(1,581,103)

Effect of foreign currency translation	61,898	41,588

Net increase in cash	23,917,908	26,999,124
Cash – beginning of period	8,479,413	9,037,550
Cash – end of period	$32,459,219	$36,078,262

Supplemental disclosures of cash flow information:
Interest paid	$297,608	$293,909
Income taxes paid	$203,799	$459,062